EXHIBIT 99.1

PRESS CONTACT:
Steve Simon
S&S Public Relations, Inc.
847/955-0700 ext. 9347
steve@sspr.com

Onelink4travel Acquires Reservation Center Inc.,
Consortia For 30 Million Hotel Bookings In 2004

Hotel Marketing and Reservations Leader Gives Onelink4travel GlobalTravel
Distribution Influence and Capability

SAN FRANCISCO, CA – May 9, 2005 – Onelink4travel, Inc. (OTCBB: OLKT), a provider of integrated global distribution and financial settlement services to the travel and tourism industry, announced today it has completed its purchase of Reservation Center Inc., a provider of reservations and hotel marketing services to travel agencies and their customers. With 30 years of respected service to the travel industry, Reservation Center Inc. will increase Onelink4travel’s revenue streams while lending a key infrastructure component to Onelink4travel’s pre-paid travel reservations concept.

        Reservations Center Inc. (RCI), based in Los Angeles, offers an array of services for travel professionals and suppliers. Among its core services is a 24-hour call center that enables travel agencies to outsource their after-hours or overflow reservations and service opportunities. A division, Computerized Corporate Rate Association (CCRA), works with hotel chains and independent properties to package “Preferred Rate” plans for corporate and leisure travel.

        While RCI offers a range of travel reservations alternatives, it focuses primarily on the hotel segment. The company has established relationships with over 100,000 travel agents as well as operators of 13,000 hotels worldwide. In 2004 the company facilitated the sale of 30 million room-nights. Via the acquisition of RCI, Onelink4travel immediately gains a strong and established channel of distribution within the travel industry. It also gains contracted relationships with thousands of travel agents, hotels and other industry partners around the world.

        “RCI is a turnkey operation for Onelink4travel in that it has the business systems, relationships, and specialized knowledge in place to make a wonderful launching platform for our core service,” said Bill Guerin, chairman and CEO of Onelink4travel. “RCI’s reputation for integrity and stability, combined with its ability to provide unparalleled value for members and their customers, will enable us to hit the ground running as we begin operations in the United States and Europe.”

        “Onelink4travel is a concept that we believe will have a significant impact on travel reservations services in the U.S. and around the world,” commented Frances Kiradjian, president and CEO of RCI. “We wish to emphasize that current members and partners of RCI will continue to experience the strong benefits of RCI they’ve always enjoyed. RCI’s hotel partners are also enthusiastic about having the financial end of a hotel booking automatically settled. This will ease their administrative costs, thereby driving revenue to the bottom line for agents who use the Onelink4travel service.”

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Onelink4travel Acquires Reservation Center Inc., Consortia For $3 Billion In Hotel Bookings—Page 2

        Onelink4travel, scheduled to commence formal operations in the U.S. and Europe later in the year, is a pioneering concept in global reservations for non-airline travel providers including hotels, car rental companies, cruise lines, and tour operators. The company plans to provide travel agents with the ability to book pre-paid travel reservations with thousands of industry suppliers over the Internet and through their existing distribution systems, retaining their commission up-front.

        Onelink4travel has already inked alliances with the Sabre Travel Network and PayPal, Inc., providing distribution and payment services respectively. The company also recently acquired The Call Center, an outbound customer contact company providing telemarketing, customer service, payment collection, and marketing survey support.

        Onelink4travel’s 100% acquisition of RCI involves a combination of cash and long term debt convertible to Onelink4travel common stock at $2.50 per share. For more information about Onelink4travel and its service offerings, visit www.onelink4travel.com.

About Onelink4travel, Inc.::

Onelink4travel (OTCBB: OLKT) is a provider of integrated global distribution and financial settlement services to the travel and tourism industry. The firm is the first of its kind to offer non-airline travel suppliers the ability to distribute a pre-paid product through travel agents worldwide, and to effect financial settlement through a single, online global distribution and financial settlement system. Onelink4travel’s mission is to increase the number and quality of online bookings made through global retail travel channels while improving cash flow and reducing distribution costs, ultimately resulting in lower prices for the consumer. Headquartered in San Francisco, Onelink4travel is operated by an experienced team of travel distribution professionals, financial settlement experts and established travel technology partners. For more information, visit www.onelink4travel.com.

About Reservations Center, Inc.:

Reservation Center Inc., headquartered in Agoura Hills, California, offers a global array of value-added services for travel professionals. RCI is the original 24-hour reservation service for travel agencies, providing a wide range of marketing and support services to travel agencies and their customers. CCRA, an RCI division, is a Preferred Rate Hotel Program with the greatest selection of discounted hotel rates worldwide, all guaranteed with last room availability. CCRA is available to agencies, associations and all their corporate and leisure clients. Visit www.reservationcenter.net and www.ccraonline.com.

This press release is not a solicitation to buy or sell securities. This press release includes “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including delays in development and implementation of the Company’s system, market acceptance of the new system and problems in obtaining additional financing. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company’s recent filings with the SEC.

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